UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2024

ESPORTS ENTERTAINMENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-39262	26-3062752
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

BLOCK 6,

TRIQ PACEVILLE,

ST. JULIANS STJ 3109

MALTA

(Address of principal executive offices)

356 2713 1276

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	GMBL	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	GMBLW	The Nasdaq Stock Market LLC
10.0% Series A Cumulative Redeemable Convertible Preferred Stock	GMBLP	The Nasdaq Stock Market LLC
Common Stock Purchase Warrants	GMBLZ	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Series E Preferred Stock

On January 5, 2024, Esports Entertainment Group, Inc. (the “Company”), entered into a Subscription and Investment Representation Agreement with the Chief Financial Officer of the Company, who is an accredited investor (the “Purchaser”), pursuant to which the Company agreed to issue and sell one hundred (100) shares of the Company’s new Series E Preferred Stock, par value $0.001 per share (the “Series E Preferred Stock”), to the Purchaser for $10.00 per share in cash, or $1,000 in the aggregate. The sale closed on January 5, 2024.

On January 5, 2024, the Company filed a certificate of designations (the “Certificate of Designations”) with the Secretary of State of Nevada, effective as of the time of filing, designating the rights, preferences, privileges and restrictions of the shares of Series E Preferred Stock. The Certificate of Designations provides that one hundred (100) shares of Series E Preferred Stock will have 6,000,000 votes each and will vote together with the outstanding shares of the Common Stock as a single class exclusively with respect to any proposal of an amendment to the Company’s articles of incorporation to increase the authorized shares of Common Stock (the “Authorized Share Increase Proposal”) or any proposal to adjourn the annual or special meeting related to the Authorized Share Increase Proposal, if applicable. The Series E Preferred Stock will be voted, without action by the holder, on any such proposals in the same proportion as shares of Common Stock are voted. The Series E Preferred Stock otherwise has no voting rights except as otherwise required by the Nevada Revised Statutes.

The Series E Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of stock or other securities of the Company. The Series E Preferred Stock has no rights with respect to any distribution of assets of the Company, including upon a liquidation, bankruptcy, reorganization, merger, acquisition, sale, dissolution or winding up of the Company, whether voluntarily or involuntarily. The holder of the Series E Preferred Stock will not be entitled to receive dividends of any kind.

The outstanding shares of Series E Preferred Stock shall be redeemed in whole, but not in part, at any time (i) if such redemption is ordered by the Board of Directors in its sole discretion or (ii) automatically upon the effectiveness of the Authorized Share Increase Proposal. Upon such redemption, the holder of the Series E Preferred Stock will receive consideration of $10 per share in cash, or $1,000 in the aggregate.

The foregoing description of the Subscription and Investment Representation Agreement and the Certificate of Designations do not purport to be complete and are qualified in their entirety by reference to the full text of the Subscription and Investment Representation Agreement and Certificate of Designations, which are filed as Exhibits 10.1 and 3.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure required by this Item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference. Based in part upon the representations of the Purchaser in the Subscription Agreement, the offering and sale of the Series E Preferred Stock was exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 3.03 Material Modifications to Rights of Security Holders

The disclosure required by this Item and included in Item 1.01 of this Current Report is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Director not Standing for Reelection

On January 3, 2024, Chul Woong Lim, a director of the Company, notified the Company that he would be resigning as a director of the Company and would therefore not be standing for reelection to the Company’s Board of Directors (the “Board”) at the 2023 Annual Meeting of the Stockholders (the “2023 Annual Meeting”). Mr. Lim’s resignation from the Board and the Audit Committee and the Compensation, Nominating and Corporate Governance Committee will be effective on the day of the 2023 Annual Meeting. Mr. Lim’s decision to resign was not the result of any disagreement between Mr. Lim and the Company.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

The disclosure required by this Item and included in Item 1.01 of this Current Report is incorporated herein by reference.

(d) Exhibits.

Number	Description
3.1	Certificate of Designations of Series E Preferred Stock
10.1	Subscription and Investment Representation Agreement, dated January 5, 2024
104	Cover Page Interactive Data File (embedded within Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2024

ESPORTS ENTERTAINMENT GROUP, INC.

	By:	/s/ Michael Villani
	Name:	Michael Villani
	Title:	Chief Financial Officer